INVESTMENT MANAGERS SERIES TRUST

DISTRIBUTION PLAN

This Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b–1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), with respect to the series (each a “Fund” and collectively the “Funds”) and classes (each a “Class”) identified on Schedule A attached hereto and incorporated herein.

As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule.  Uncertainty may exist from time to time with respect to whether payments to be made by the Trust to IMST Distributors, LLC or Foreside Fund Services, LLC (each, the “Distributor”), each of which serves as the distributor to various Funds, or to other firms under agreements with respect to the Funds (“Firms”), may be deemed to constitute impermissible distribution expenses.  Accordingly, payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1.           Annual Fee.  The Trust will pay to the Distributor an annual fee and Distributor may use this fee to compensate Firms for the services they provide for the benefit of each Fund and its shareholders, including expenses in connection with the promotion and distribution of the Fund’s shares.  The Distributor may compensate such Firms directly or work with the Trust’s service providers to have this fee paid directly by the Fund to such Firms.  The annual fee paid will be calculated daily and paid monthly by the Fund based on the average daily net assets of the Fund or Class, as applicable, up to the amount set forth on Schedule A hereto.

2.           (A)           Expenses Covered by the Plan.  The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of shares of each Fund or Class, as applicable (“distribution services”), including, but not limited to:  (a) costs of payments, including incentive compensation, made to agents for and consultants to the Distributor or the Trust, including pension administration firms that provide distribution services and broker–dealers that engage in the distribution of the shares of the Fund or Class; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares of the Fund or Class including, but not limited to, personnel of the Distributor or the Fund’s investment advisor (the “Advisor”) and their respective affiliates, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund or Class, and providing any other shareholder services not otherwise provided by the Trust’s other servicing arrangements; (c) payments made pursuant to any dealer agreements between the Distributor and certain broker–dealers, financial institutions and other service providers; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, meetings, presentations, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund or Class; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund or Class; (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (h) reimbursement to the Advisor for expenses advanced on behalf of the Fund or Class with respect to such activities.  Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

For each Fund or Class of a Fund other than Class C shares, the fee paid pursuant to this paragraph (A) shall not exceed an annual limit of 0.25% of the average daily net assets attributable to the shares of such Fund or Class, as applicable.  For Class C shares of a Fund, the fee paid pursuant to this paragraph (A) shall not exceed an annual limit of 0.75% of the average daily net assets attributable to such shares.

(B)  Administrative Services Fee.  Subject to the annual limits specified below, fees paid under Section 1 of the Plan with respect to a Fund or any Class of a Fund may be used to pay for any administrative services that are not primarily intended to result in the sale of shares of such Fund or Class and are not otherwise provided by the Trust’s transfer agency or other servicing arrangements (“administrative services”), including, but not limited to (a) establishing and maintaining accounts and records; (b) processing purchase and redemption transactions; (c) answering routine inquiries regarding the Fund or Class and its special features; (d) providing assistance to investors in changing dividend and investment options, account designations and addresses;  and (e) such other administrative services as the Fund or the Distributor may reasonably request. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

For each Fund or Class of a Fund other than Class C shares, the fee paid pursuant to this paragraph (B) for any annual period shall be limited to (i) 0.25%, minus (ii) any amounts paid with respect to such shares pursuant to paragraph (A) of this Section 2.  For Class C shares of a Fund, the fee paid pursuant to this paragraph (B) shall not exceed an annual limit of the lesser of (x) 0.25%, and (y) the annual fee set forth in Schedule A minus any amounts paid with respect to such shares pursuant to paragraph (A) of this Section 2.  All percentages in this paragraph refer to the percentages of average daily net assets attributable to the applicable shares of such Class of the Fund.

3.         Written Reports.  The Distributor shall furnish to the Board of Trustees of the Trust, for its review, on at least a quarterly basis, a written report of the monies paid to it or Firms under the Plan with respect to each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

4.         Effective Date of Plan and Continuance.  The Plan shall take effect with respect to a Fund at such time as it has received requisite Trustee and shareholder approval (if any) with respect to such Fund.  The Plan shall continue in effect with respect to such Fund indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

5.           Termination.  The Plan may be terminated at any time with respect to any Fund or Class of any Fund without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of such Fund or Class, as applicable, and any dealer agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice.  Failure to renew the Plan with respect to any Fund or Class of any Fund on an annual basis shall also constitute termination of the Plan with respect to such Fund or Class.  Any dealer agreement under the Plan will also terminate automatically in the event of its assignment, as that term is defined in the 1940 Act.  Once either the Plan or a dealer agreement is terminated with respect to any Fund or Class, no further payments shall be made under the Plan or such dealer agreement, as the case may be, relating to the Fund or Class with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward distribution expenses as of the date of termination.

6.           Amendments.  The Plan may not be amended to increase materially the amount to be spent for distribution services with respect to shares of a Fund or Class, as applicable, pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of such Fund or Class.  All material amendments to the Plan shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the 1940 Act.

7.           Selection of Independent Trustees.  So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons of the Trust.

8.           Preservation of Materials.  The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.           Limitation of Liability.  Any obligation of a Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding on any other series of the Trust or any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Trustee or upon any shareholder.

10.         Meanings of Certain Terms.  As used in the Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

11.         Severability; Separate Action.  If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted on 9/18/2013

SCHEDULE A

ANNUAL FEES PAID WITH RESPECT TO THE
RULE 12B–1 DISTRIBUTION PLAN OF
INVESTMENT MANGERS SERIES TRUST

Fund	Class	Annual Fee	Approval Date

361 Long/Short Equity Fund	Class A	0.25%	12/6/11
361 Managed Futures Strategy Fund	Class A	0.25%	12/6/11
361 Multi-Strategy Fund	Class A	0.25%	9/18/13
AAM/Bahl & Gaynor Income Growth Fund	Class A	0.25%	6/21/12
AAM/Bahl & Gaynor Income Growth Fund	Class C	1.00%	6/21/12
AAM/Cutwater Select Income Fund	Class A	0.25%	11/29/12
AAM/Cutwater Select Income Fund	Class C	1.00%	11/29/12
BearlyBullish Fund	Investor Class	0.25%	3/31/11
Bridgehampton Value Strategies Fund	Class C	1.00%	3/21/13
Capital Innovations Global Agri, Timber, Infrastructure Fund	Class A	0.25%	9/27/12
Capital Innovations Global Agri, Timber, Infrastructure Fund	Class C	1.00%	9/27/12
Center Coast MLP Focus Fund	Class A	0.25%	12/9/10
Center Coast MLP Focus Fund	Class C	1.00%	12/9/10
Chartwell Small Cap Value Fund	Class A	0.25%	9/22/11
EP Asia Small Companies Fund	Class A	0.25%	9/14/10
EP China Fund		0.25%	6/24/09
EP Latin America Fund	Class A	0.25%	9/22/11
EP Strategic US Equity Fund	Class A	0.25%	12/6/11
EuroPac Gold Fund	Class A	0.25%	6/20/13
EuroPac Hard Asset Fund	Class A	0.25%	3/31/11
EuroPac International Bond Fund	Class A	0.25%	9/14/10
EuroPac International Value Fund	Class A	0.25%	3/25/10
FAMCO MLP & Energy Income Fund	Class A	0.25%	12/9/10
FAMCO MLP & Energy Income Fund	Class C	1.00%	3/15/12
GaveKal Knowledge Leaders Fund	Advisor Class	0.25%	9/14/10
Gratry International Growth Fund	Investor Class	0.25%	6/20/13
Jubak Global Equity Fund		0.25%	6/23/10
Liberty Street Horizon Fund	Class A	0.25%	6/24/09
Liberty Street Horizon Fund	Class C	0.75%	6/24/09
Oakseed Opportunity Fund	Investor Class	0.25%	11/29/12
Oak Ridge Dividend Growth Fund	Class A	0.25%	6/20/13
Oak Ridge Growth Opportunity Fund	Class A	0.25%	6/20/13
Palmer Square Absolute Return Fund	Class A	0.25%	3/31/11
Palmer Square SSI Alternative Income Fund	Class A	0.25%	12/6/11
Ramius Event Driven Equity Fund	Class A	0.25%	9/18/13
Ramius Dynamic Replication Fund	Class A	0.25%	6/23/10
Ramius Strategic Volatility Fund	Class A	0.25%	9/27/12

Ramius Trading Strategies Managed Futures Fund	Class A	0.25%	6/29/11
Riverbridge Growth Fund	Investor Class	0.25%	11/29/12
RNC Genter Dividend Income Fund		0.25%	12/4/08
Strategic Latin America Fund	Class A	0.25%	3/25/10
WCM Focused Emerging Markets Fund	Investor Class	0.25%	6/20/13
WCM Focused Global Growth Fund	Investor Class	0.25%	6/20/13
WCM Focused International Growth Fund	Investor Class	0.25%	3/31/11
Zacks All-Cap Core Fund	Class A	0.25%	12/3/07
Zacks All-Cap Core Fund	Class C	1.00%	12/3/07
Zacks Dividend Strategy Fund	Investor Class	0.25%	12/05/13
Zacks Market Neutral Fund	Class A	0.25%	6/26/08
Zacks Market Neutral Fund	Class C	1.00%	6/26/08
Zacks Small-Cap Core Fund	Investor Class	0.25%	3/31/11
Zacks Small-Cap Core Fund	Class C	1.00	12/05/13

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